ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20120864833-47
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/26/2012 11:32 AM
	Entity Number C21828-2004

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

UNIVERSAL BIOENERGY INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article FOURTH. Article Fourth of the Articles of Incorporation shall be amended to add the following paragraphs as set forth below:

The total number of shares of "Common Stock" that the Corporation is authorized to issue is; Three Billion (3,000,000,000) shares with a par value of $0.001 per share. The total number of shares of "Preferred Stock" that the Corporation is authorized to issue is Ten Million (10,000,000) shares with a par value of $0.001 per share. The Board of Directors is granted full authority to issue and divide such shares, into one or more classes, or series, and to determine for any such class or series its voting rights, delegations, preferences and privileges, including without limitation, conversion rights.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Unanimous Board, majority S/H

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

"EXHIBIT A"

Amendment To Articles of Incorporation
Universal Bioenergy Inc.
December 19, 2012

By Unanimous Written Consent of all the Directors of Universal Bioenergy, Inc., pursuant to sections 78.385, and 78.390, of the Nevada revised statutes, the following Amendment to the Articles of Incorporation of Universal Bioenergy was duly adopted on December 19, 2012, pursuant to the authority granted them by a "Written Consent Of The Holders Of A Majority Of The Voting Shares Of Universal Bioenergy, Inc.", dated June 18, 2010, which stated, "that it is in the best interests of the Corporation to amend the Corporation's Articles of Incorporation to grant to the Board of Directors the full right and authority to increase or otherwise change the authorized shares of Common Stock and Preferred Stock, without any shareholder action or approval." The Amendment is as set forth below;

Article FOURTH. Article Fourth of the Articles of Incorporation shall be amended to add the following paragraphs as set forth below:

a. The total number of shares of "Common Stock" that the Corporation is authorized to issue is Three Billion (3,000,000,000) shares with a par value of $0.001 per share. The Board of Directors shall have the full right and authority to issue and divide such shares, at any time and from time to time, into one or more classes, or series or both, as the Board may delegate, and to determine for any such class or series its voting rights, delegations, preferences and privileges, including without limitation, conversion rights.

b. The total number of shares of "Preferred Stock" that the Corporation is authorized to issue is Ten Million (10,000,000) shares with a par value of $0.001 per share. The Board of Directors shall have the full right and authority to issue and divide such shares, at any time and from time to time, into one or more classes, or series or both, as the Board may delegate, and to determine for any such class or series its voting rights, delegations, preferences and privileges, including without limitation, conversion rights.